                                                                  Exhibit 99.1


MEDAREX                                 .......news release
-----------------------------------------------------------
  707 State Road, Ste. 206 . Princeton, NJ 08540-1437 . Tel. (609) 430-2880 .
                     Fax (609) 430-2850 . www.medarex.com

          Medarex Announces the Exercise of the Over-Allotment Option
                        in its Follow-On Public Offering

Princeton, N.J. Mar. 7, 2000 - - Medarex, Inc. (NASDAQ: MEDX) today announced the exercise by its underwriters of an over-allotment option to purchase 312,939 shares of the Company's common stock associated with its follow-on stock offering announced March 3, 2000.

Including the overallotment, the public offering totaled 2,399,204 shares at $172.00, with net proceeds expected to be approximately $388 million.

The shares, all of which were sold by the Company, were offered by an underwriting group for which Morgan Stanley Dean Witter, Chase H&Q, Dain Rauscher Wessels, and Warburg Dillon Read LLC are acting as representatives.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is made only by the prospectus, a copy of which may be obtained from Morgan Stanley Dean Witter attention: Prospectus Department, 1585 Broadway, New York, NY 10036-8293.

Medarex, Inc., headquartered in Princeton, is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight life-threatening and debilitating diseases. More information about the Company can be found at its website, www.medarex.com.

Except for the historical information contained herein, the matters discussed in this news release may include forward-looking statements. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company's business, including, without limitation, risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company's products, the impact of competitive products and pricing, and the Company's ability to obtain additional financing to support its operations. The Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.